Exhibit 2.2

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This First Amendment, dated August 31, 2009, to the Agreement and Plan of Merger, dated July 30, 2009 (the “Original Agreement”), by and among FPIC Insurance Group, Inc., a Florida corporation ("FIG"), First Professionals Insurance Company, Inc., a Florida stock insurance company and a direct wholly owned subsidiary of FIG (“FPIC” and, collectively with FIG, “Buyer”), FPIC Merger Corp., a Nevada corporation and a direct wholly owned subsidiary of FPIC (“Merger Co”), Advocate, MD Financial Group Inc., a Nevada corporation ("Company"), the individuals named therein as the Stockholders Representative, and the stockholders and warrant holders of the Company that execute and deliver to Company a joinder agreement (“Joinder Agreement”) in the form attached hereto as Exhibit A (each sometimes referred to herein as a “Seller” and collectively as the “Sellers”).  Capitalized terms used in this First Amendment without definition that are defined in the Original Agreement have the meanings ascribed to such terms in the Original Agreement.

In consideration of the agreements of each of the Parties contained herein, the Parties agree as follows.

A.
The definition of “Adverse Consequences” contained in Section 1 of the Original Agreement is hereby amended to read in full as follows: "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, commercially reasonable amounts paid in settlement, liabilities, obligations, Taxes, Liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses, except that, with respect to Dissenting Shares, “Adverse Consequences” means and are limited to any amount paid to the holders in respect of Dissenting Shares comprising in excess of 5% of the aggregate number of Company Shares outstanding or subject to issuance on exercise of outstanding Company Warrants immediately before the Stock Purchase Closing or Merger Closing, whichever first occurs, as a result of any negotiation or proceeding regarding such Dissenting Shares but only to the extent such payments exceed with respect to such excess Dissenting Shares the sum of the Closing Consideration Per Company Share plus the Additional Consideration Per Company Share and only to the extent the aggregate of all such payments do not exceed $425,000.  For purposes of this definition, the Dissenting Shares in excess of such 5% threshold shall be deemed to be the Dissenting Shares in respect of which the highest prices per Dissenting Share is ultimately paid.

B.
The definition of “Closing Consideration Per Company Share” contained in Section 1 of the Original Agreement is hereby amended to read in full as follows: "Closing Consideration Per Company Share" means an amount equal to the result obtained by dividing (a) the sum of the Closing Consideration plus the aggregate exercise price of all Company Warrants exercised prior to or in connection with the Stock Purchase Closing or the Merger Closing, by (b) the aggregate number of Company Shares outstanding or subject to issuance on exercise of outstanding Company Warrants immediately before the Closing.

C.
The first sentence of Section 8(b)(i) of the Original Agreement is hereby amended to read in full as follows: If the Closing occurs, in the event that any of Company’s representations or warranties contained in Section 4 above or elsewhere in this Agreement or in any document or certificate delivered to Buyer by Company in connection with this Agreement were breached at any time at or before the Closing, or were inaccurate as of the Closing, or any of its covenants contained herein that were to be performed before the Closing are breached and not cured at or before the Effective Time, and, provided that Buyer makes a written claim for indemnification with respect to such inaccuracy or breach, or with respect to any Third-Party Claim relating to such inaccuracy or breach, to Stockholders Representative after the Closing and within the survival period specified in Section 8(a) above, or if there are any Dissenting Shares, then Sellers will be obligated to indemnify Buyer from and against all Adverse Consequences by reason of all such inaccuracies and breaches, and Dissenting Shares, but solely to the extent such Adverse Consequences are equal to or less than an aggregate ceiling equal to the Additional Consideration, if any, payable by Buyer to Sellers under the Earnout Agreement (the "Indemnification Ceiling"); provided, however, Buyer will have no right to indemnification hereunder for breaches of or inaccuracies in Company’s representations and warranties, or in respect of Dissenting Shares, except to the extent Buyer has suffered Adverse Consequences by reason of all such breaches and inaccuracies, and Dissenting Shares, in excess of One Hundred Thousand Dollars ($100,000) in the aggregate.

D.
Buyer hereby waives its right contained in Section 9(a)(ii) of the Original Agreement to terminate the Agreement by giving notice to Stockholders Representative at any time prior to September 1, 2009, if Buyer is not reasonably satisfied that the matters disclosed in Section 4(n) of the Disclosure Schedule will be resolved in a manner not materially adverse.

E.
Section 9(a)(iv) of the Original Agreement is hereby amended to read in full as follows: Either Buyer or Stockholders Representative may terminate this Agreement by giving notice to the other such Party if the Closing has not occurred by March 31, 2010, or such later date as Buyer and Company may agree upon, unless the Party seeking termination is in breach of any of its obligations set forth in Section 5(a) above or is otherwise in material breach of this Agreement.

Exhibit A to the Original Agreement is hereby amended to read in full as Exhibit A to this First Amendment.

F.	All references in the Original Agreement to “this Agreement” shall be deemed to be references to the Original Agreement as amended by this First Amendment.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

[SIGNATURE PAGES TO FOLLOW]

FPIC INSURANCE GROUP, INC.

By: /s/ Charles Divita, III
Name: Charles Divita, III
Title: Chief Financial Officer

FIRST PROFESSIONAL INSURANCE COMPANY, INC.

By: /s/ Charles Divita, III
Name: Charles Divita, III
Title: Vice President

FPIC MERGER CORP.

By: /s/ Charles Divita, III
Name: Charles Divita, III
Title: Vice President

ADVOCATE, MD FINANCIAL GROUP INC.

By:	/s/ Mark E. Adams
Name: Mark E. Adams
Title: Chairman, President and CEO

STOCKHOLDERS REPRESENTATIVE

By:	/s/ Mark E. Adams
Name: Mark E. Adams
Title: ________________________________

STOCKHOLDERS REPRESENTATIVE

By:	/s/ Timothy P. Reardon
Name: Timothy P. Reardon
Title: ____________________________

EXHIBIT A TO FIRST AMENDMENT

FORM OF
JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Agreement”) is entered into as of the date shown of the signature page hereof by the undersigned beneficial and record owner (the “Signing Holder”) of the issued and outstanding common stock, preferred stock and warrants of the Company (collectively, “Company Securities”) of Advocate, MD Financial Group Inc., a Nevada corporation (the “Company”), set forth opposite the Signing Holder's name on Exhibit A to this Agreement, which sets forth such holdings as of such date.

Recitals

A.           The Company has entered into an Agreement and Plan of Merger dated as of July 30, 2009 (the “Original Agreement”) and as amended pursuant to that certain First Amendment to Agreement and Plan of Merger dated August 31, 2009 (the “First Amendment”) (such Original Agreement, as modified or amended by the First Amendment, together with any subsequent amendments or supplements thereto is referred to herein as the “Merger Agreement”) with FPIC Insurance Group, Inc., a Florida corporation (“FIG”), First Professionals Insurance Company, Inc., a Florida stock insurance company and a wholly owned subsidiary of FIG (“FPIC” and, collectively with FIG, “Buyer”), FPIC Merger Corp., a Nevada corporation and wholly owned subsidiary of FPIC (“Merger Co”), and the Stockholders Representative (as defined in the Merger Agreement), pursuant to which Merger Co will merge with and into the Company, and the Company will become a subsidiary of FPIC (the “Merger”), on and subject to the terms and conditions of the Merger Agreement.

B.           Subject to the terms and conditions of the Merger Agreement, the holders of Company Securities who become parties to the Merger Agreement will sell their Company Securities to Buyer in the Stock Purchase for the consideration set forth in the Merger Agreement, consisting of a cash payment at such closing and the additional consideration, if any, payable pursuant to the Earnout Agreement to be entered into between Buyer and the Stockholders Representative pursuant to the Merger Agreement.  Closing consideration payable to holders of warrants to acquire shares of Company stock will be reduced by the aggregate amount of the exercise price per share payable upon exercise of such warrants.  A summary of the Closing Consideration estimated to be payable to the Signing Holder is attached at Exhibit A to this Agreement.

C.           The Merger Agreement also provides that Company Securities that Buyer does not purchase in the Stock Purchase will be converted in the Merger to the right to receive the consideration that the holders of such Company Securities would have received had they become parties to the Merger Agreement and sold such Company Securities to Buyer in the Stock Purchase.

D.           In connection with the Merger, Mark E. Adams, the Company’s Chairman, President and Chief Executive Officer, is entering into a Non-Competition Agreement and an amended and restated Executive Employment Agreement with Buyer and the Company on the terms set forth therein.

E.           The Board of Directors of the Company has (a) approved the Merger Agreement and the merger transactions contemplated thereby involving the Company, (b) determined the Merger Agreement to be in the best interest of the Company and the holders of capital stock and warrants for capital stock of the Company based upon industry trends and conditions, the current market for strategic transactions in such industry, input from the Company's investment bankers, requests made by Company Holders for liquidity and other considerations and circumstances as deemed by the Board of Directors to be relevant to such determination, and (c) resolved and agreed, subject to the terms and conditions contained herein, to recommend that holders of capital stock and warrants for capital stock of Company sell their interests as part of the Stock Purchase and to vote their Company Shares in favor of the Merger.

F.           Certain of the Company Holders have entered into a Stockholders’ Agreement with the Company (“Stockholders Agreement”) which provides for various transfer restrictions, rights of first refusal, drag along rights and other matters with respect to their Company Common Shares.  Company Holders holding more than 66 2/3% of the outstanding shares of Company Common Shares (the “Two-Thirds Common Holders”) have become Parties to the Merger Agreement by executing and delivering joinder agreements on the terms hereof effective as of the date of the Merger Agreement.

G.           By executing this Agreement, the undersigned Signing Holder intends to become a Party to the Merger Agreement as a Seller with respect to such Signing Holder's Company Securities, on and subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained herein and in the Merger Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Section 1.  Definitions.  All capitalized terms used in this Agreement without definition that are defined in the Merger Agreement shall have the same meanings herein as therein, unless the context otherwise requires.

Section 2.  Joinder of Merger Agreement.  Effective as of the date of this Agreement, the Signing Holder hereby becomes, and agrees that such Signing Holder shall be deemed for all purposes to be, a Party to the Merger Agreement as a “Seller” as if the Signing Holder were an original signatory thereto without further action of the Parties to the Merger Agreement, so as to be bound by the obligations and entitled to the rights of a Seller thereunder and under any other agreements executed by Stockholders Representative pursuant thereto.

Section 3.  Representations, Warranties and Covenants of the Signing Holder.  In addition to such Signing Holder's representations, warranties and other agreements under the Merger Agreement, the Signing Holder hereby represents and warrants to each of the other Parties and acknowledges and agrees:

(i)  Documents and Summary:  that such Signing Holder has received or has been permitted to review a true and correct copy of the executed Merger Agreement, together with all schedules, annexes and exhibits thereto and has been provided with a summary of the terms of the Merger Agreement, the Earnout Agreement, the Non-Competition Agreement and the Executive Employment Agreement and the payments to be made to the Company’s officers and directors pursuant to the Incentive Bonus;

(ii)  Familiarity with Terms:  that such Signing Holder has reviewed and is familiar with the terms and conditions of the Merger Agreement, and with all of the representations, warranties, indemnities and other obligations of a Seller thereunder;

(iii)  Stock Purchase:  that by becoming a Seller such Signing Holder has agreed, subject to the terms and conditions of the Merger Agreement and this Agreement, to sell such Signing Holder's  Company Securities to Buyer at the Closing for the consideration set forth in Section 2(b) of the Merger Agreement and in the Earnout Agreement;

(iv)  Appointment of Stockholders Representative:  that pursuant to Section 2(l) of the Merger Agreement the Signing Holder has appointed the Stockholders Representative as such Signing Holder's attorney-in-fact to perform all acts to be performed on the Sellers’ behalf under the Merger Agreement and the Earnout Agreement, all as described in such Section 2(l), including without limitation, (A) voting and granting consents with respect to the Company Securities held by such Signing Holder, (B) taking all actions necessary and appropriate to effectuate the Stock Purchase and the Merger, (C) executing any amendment to the Merger Agreement or the Earnout Agreement, (D) resolving and agreeing to any settlement of any claim for indemnification by Buyer from the Signing Holder or by Sellers from Buyer, (E) resolving and agreeing to all matters under the Earnout Agreement and all other agreements, documents, certificates or instruments related thereto;

(v)  Other Provisions Relating to the Stockholders Representative:  that by entering into this Agreement such Signing Holder has agreed to all other provisions of the Merger Agreement with respect to the Stockholders Representative, including waiver of claims and fiduciary duties with respect to, and indemnification of, the Stockholders Representative;

(vi)  Representations and Warranties; Release; Indemnification:  that by entering into this Agreement the Signing Holder is (x) making the representations and warranties to Buyer contained in Section 3(a) of the Merger Agreement concerning such Signing Holder's ownership of Company Securities and the other matters set forth in such Section, (y) providing pursuant to Section 6(e) of the Merger Agreement an immediately effective full and general release of the Company, its Subsidiaries, the officers, directors, stockholders, employees and other Persons from any and all known and unknown claims of every kind and nature (except for claims arising under the Merger Agreement and rights to indemnification, defense and advancement of expense for directors, officers and employees as provided in Section 6(d) of the Merger Agreement), and (z) agreeing to the indemnification obligations to Buyer contained in Section 8 of the Merger Agreement;

and

(vii)  Amendment of Merger Agreement and the Earnout Agreement:  that by entering into this Agreement, the Signing Holder is agreeing that the Merger Agreement and the Earnout Agreement may be modified by Buyer and Stockholder Representative without any consent required from the Signing Holder, although Signing Holder will be bound by such modifications.

Section 4.  Irrevocable Proxy.  (a) The Signing Holder hereby irrevocably appoints and constitutes the Stockholders Representative, jointly and severally, as the agent and proxy of the Signing Holder, with full power of substitution and resubstitution, to the full extent of the undersigned’s rights with respect to the Company Securities held by the Signing Holder, to represent such Signing Holder at all annual and special meetings of the shareholders of the Company and in connection with actions in writing taken by the shareholders of the Company, and the undersigned hereby authorizes and empowers Stockholders Representative to vote, and to give written consents with respect to, any and all Company Securities owned by the undersigned or standing in such Signing Holder's name, and do all things which the undersigned might do if present and acting on his, her or its own behalf, including without limitation to cause the exercise of any warrants to acquire Company capital stock owned by the Signing Holder.

(b)  This irrevocable proxy is given to facilitate the transfer of all rights of the Signing Holder in the Company Securities to Buyer under and subject to the terms of the Merger Agreement and this Agreement.

(c)  THE PROXY GRANTED BY THE SIGNING HOLDER TO THE STOCKHOLDERS REPRESENTATIVE HEREBY IS IRREVOCABLE AND COUPLED WITH AN INTEREST.  THIS PROXY SHALL SURVIVE THE INSOLVENCY, INCAPACITY, DEATH OR LIQUIDATION OF THE UNDERSIGNED.

(d)  Upon the execution hereof, all prior proxies given by the undersigned with respect to the Company Securities held by the Signing Holder and any and all other shares or securities (i) issued or issuable in respect thereof on or after the date hereof and prior to the date this proxy terminates and/or (ii) issued to the undersigned shareholder on or after the date hereof and prior to the date this proxy terminates, are hereby revoked and no subsequent proxies will be given by the undersigned with respect to such Company Securities.

(e)  Any obligation of the Signing Holder hereunder shall be binding upon the successors and assigns of the Signing Holder.  The Signing Holder authorizes the Stockholders Representative to file this proxy and any substitution or revocation of substitution with the Secretary of the Company in connection with any meeting or action of the shareholders of the Company.

(f)  THIS PROXY SHALL TERMINATE ON THE FIRST TO OCCUR OF THE CLOSING OR THE TERMINATION OF THE MERGER AGREEMENT.

Section 5.  Approval of Merger Agreement; Waiver of Notice.  By executing this

Agreement, the Signing Holder consents pursuant to Sections 78.320 of Nevada Law to the approval and adoption of the Merger Agreement and the Merger and waives any requirements as to notice of the time, place and purpose of a meeting of stockholders, or as to notice of stockholder action by written consent, under Nevada Law or the Company's Articles of Incorporation or Bylaws.

Section 6.  Waiver of Dissenters Rights.  The Signing Holder acknowledges that by executing this Agreement and hereby consenting to the Merger, the Signing Holder has waived any and all rights such Signing Holder may have had as a dissenter or to any appraisal rights with respect to the Company Securities held by such Signing Holder, including any rights pursuant to Sections 92A.300 through 92A.500 of Nevada Law, a copy of which is included as Exhibit B to this Agreement.

Section 7.  Stockholders Agreement; No Transfer of Company Securities.  The Signing Holder (i) waives all rights under Sections 3 and 4 of the Stockholder Agreement (dealing with rights of first refusal and co-sale rights) arising as a result of the Merger Agreement and the transactions contemplated thereby, (ii) agrees to the termination of the Stockholders Agreement as of the Closing, (iii) hereby proposes with the other Company Holders who have signed Joinder Agreements to sell and transfer all of their Company Common Shares in accordance with the Merger Agreement, and (iv) agrees that the proposed sale and transfer described in the immediately preceding clause constitutes an exercise of the “drag along” right under Section 5.1 of the Stockholders Agreement, written notice of which shall be delivered to the other Stockholders at least 30 days prior to the Closing. The Signing Holder agrees that, from the date of this Agreement until the earlier of (1) the Closing, or (2) the termination of the Merger Agreement, such Signing Holder shall not, directly or indirectly (a) sell, pledge, encumber, assign, transfer or otherwise dispose of any or all of the Company Securities held by such Signing Holder or any interest in such Company Securities, except pursuant to the Merger Agreement or as specifically required by court order or by operation of law, (b) deposit any Company Securities or any interest therein into a voting trust or enter into a voting agreement or arrangement with respect to any Company Securities or grant any proxy with respect thereto (other than as contemplated herein and in the Merger Agreement), or (c) enter into any contract, commitment, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, pledge, encumbrance, transfer or other disposition of any Company Securities held by the Signing Holder.

Section 8.  Exclusivity.  The Signing Holder will not, and will not authorize or permit any Person acting on such Signing Holder's behalf to, directly or indirectly, solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of capital stock or assets of Company or any of its Subsidiaries (including any acquisition structured as a merger, consolidation, or share exchange), including by way of furnishing information, cooperating  or taking any other action to facilitate any enquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an acquisition proposal for capital stock or assets of the Company or any of its Subsidiaries.  In the event that the Signing Holder receives an unsolicited offer for such a transaction or obtains information that such an offer is likely to be made, the Signing Holder will notify Company, and Company will provide Buyer with notice thereof as soon as practical, including the identity of the prospective purchaser or soliciting party.

Section 9.  Notices.  Notices to the Parties other than the Signing Holder shall be given and addressed in the manner set forth in the Merger Agreement.  Notices to the Signing Holder shall be given in the manner set forth in the Merger Agreement but be addressed as set forth on the signature page to this Agreement.

Section 10.  Headings; Gender.  The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.  Throughout this Agreement, except where the context requires otherwise, the neuter gender shall be deemed to include the feminine and masculine, and the singular number shall be deemed to include the plural, and vice versa.

Section 11.  Severability.  If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction or any Governmental Body to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 12.  Assignment.  This Agreement shall not be assignable by the Signing Holder, but shall be binding upon and inure to the benefit of any permitted successors and assigns under the Merger Agreement of the rights of Buyer, Merger Co, the Company or the Stockholders Representative under the Merger Agreement.

Section 13.  Amendments; Waivers.  This Agreement shall be modified only in writing, executed by the Signing Holder, Buyer, the Company and the Stockholders Representative.  Any right or remedy hereunder may be waived only in a writing signed by the person or entity against whom such waiver is asserted.

Section 14.  Entire Agreement.  This Agreement and the Merger Agreement together constitute and contain the entire agreement of the Signing Holder with the other Parties to the said agreements relating to the subject matter hereof, and supersedes any and all prior agreements, negotiations, correspondence and understandings between the Signing Holder and any other Parties to said agreements, whether written or oral, relating to the subject matter hereof.  The Signing Holder acknowledges that Buyer, Merger Co, the Company and the Stockholders Representative are intended third-Party beneficiaries with respect to this Agreement.

Section 15.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada.

Section 16.  Dispute Resolution; Consent to Jurisdiction.  (a) The Signing Holder Agrees to be bound to the terms of Section 11(p) of the Merger Agreement as though it were set forth herein.

(b) Any judicial proceeding arising out of or relating to this Agreement shall be brought exclusively in the Federal Courts having jurisdiction and sitting in Dallas, Texas. EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL COURT SITTING IN DALLAS, TEXAS, FOR THE PURPOSES OF ANY JUDICIAL SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, THE MERGER AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. THE PARTIES HEREBY AGREE AND CONSENT THAT, IN ADDITION TO ANY METHODS OF SERVICE OF PROCESS PROVIDED FOR UNDER APPLICABLE LAW, ALL SERVICE OF PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL COURT SITTING IN DALLAS, TEXAS MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, AND SERVICE SHALL BE COMPLETE ON THE DELIVERY OR ATTEMPTED DELIVERY AS EVIDENCED BY THE RETURN RECEIPT. EACH PARTY IRREVOCABLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT, THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY IN ANY FEDERAL COURT SITTING IN DALLAS, TEXAS AND FURTHER IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. This provision may be filed with any court as written evidence of the knowing and voluntary irrevocable agreement among the Parties to waive any objections to jurisdiction, to venue or to convenience of forum.  The foregoing consents to jurisdiction and appointments of agents to receive service of process shall not constitute general consents to service of process in the State of Texas for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the Parties to the Merger Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Signing Holder has executed this Joinder Agreement as of the date first written above.

Wire Transfer Instructions for payments to Signing Holder:
_________________________________________________
_________________________________________________
_________________________________________________

If wire transfer instructions are not provided above or subsequently by notice to Buyer in accordance with the Purchase Agreement, any payments will be mailed to Signing Holder at his, her or its address below:

If the Signing Holder is an Individual or
Are Joint Owners:

(Please print)
Name: __________________________________
Address:_________________________________
              _________________________________
              _________________________________
Email address: ___________________________

Signature:  ______________________________
           Date: _______________, 2009

Signature of Joint Owner, if any:

(Please print)
Name of
Joint Owner _____________________________
Address:_________________________________
              _________________________________
              _________________________________
Email address: ___________________________

Signature:  ______________________________
           Date: _______________, 2009

If the Signing Holder is an Entity:

(Please Print )
Name of Entity: __________________________
Address:       _____________________________
                    ______________________________
                     _____________________________
Email address: ___________________________

By: ______________________________
                              (Signature)
Name (Please Print): _____________________
Title (Please Print):   _____________________
Date: _______________, 2009

If the Signing Holder Is Signing as Trustee or
in another Representative Capacity:

__________________________________
                          (Signature)
(Please print)
Name: __________________________
Capacity  ________________________
Address:       _____________________________
                     _____________________________
                     _____________________________
Email address: __________________________
Date: _______________, 2009

Exhibit A

Exhibit B - Sections 92A.300 through 92A.500 of Nevada Revised Statutes

RIGHTS OF DISSENTING OWNERS

NRS 92A.300  Definitions. As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.  (Added to NRS by 1995, 2086)

NRS 92A.305  “Beneficial stockholder” defined.  “Beneficial stockholder” means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.  (Added to NRS by 1995, 2087)

NRS 92A.310  “Corporate action” defined.  “Corporate action” means the action of a domestic corporation.  (Added to NRS by 1995, 2087)

NRS 92A.315  “Dissenter” defined.  “Dissenter” means a stockholder who is entitled to dissent from a domestic corporation’s action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.  (Added to NRS by 1995, 2087; A 1999, 1631)

NRS 92A.320  “Fair value” defined.  “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which he objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.  (Added to NRS by 1995, 2087)

NRS 92A.325  “Stockholder” defined.  “Stockholder” means a stockholder of record or a beneficial stockholder of a domestic corporation.  (Added to NRS by 1995, 2087)

NRS 92A.330  “Stockholder of record” defined. “Stockholder of record” means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee’s certificate on file with the domestic corporation.  (Added to NRS by 1995, 2087)

NRS 92A.335  “Subject corporation” defined.  “Subject corporation” means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter’s rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.  (Added to NRS by 1995, 2087)

NRS 92A.340  Computation of interest.  Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the average rate currently paid by the entity on its principal bank loans or, if it has no bank loans, at a rate that is fair and equitable under all of the circumstances.  (Added to NRS by 1995, 2087)

NRS 92A.350  Rights of dissenting partner of domestic limited partnership. A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.  (Added to NRS by 1995, 2088)

NRS 92A.360  Rights of dissenting member of domestic limited-liability company.  The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.  (Added to NRS by 1995, 2088)

NRS 92A.370  Rights of dissenting member of domestic nonprofit corporation.

1.  Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before his resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

2.  Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.       (Added to NRS by 1995, 2088)

NRS 92A.380  Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.

1.  Except as otherwise provided in NRS 92A.370 and 92A.390, any stockholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of any of the following corporate actions:

(a) Consummation of a conversion or plan of merger to which the domestic corporation is a constituent entity:

(1) If approval by the stockholders is required for the conversion or merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation, regardless of whether the stockholder is entitled to vote on the conversion or plan of merger; or

(2) If the domestic corporation is a subsidiary and is merged with its parent pursuant to NRS 92A.180.

(b) Consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be acquired, if his shares are to be acquired in the plan of exchange.

(c) Any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

(d) Any corporate action not described in paragraph (a), (b) or (c) that will result in the stockholder receiving money or scrip instead of fractional shares except where the stockholder would not be entitled to receive such payment pursuant to NRS 78.205, 78.2055 or 78.207.

2.  A stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to him or the domestic corporation.

3.  From and after the effective date of any corporate action described in subsection 1, no stockholder who has exercised his right to dissent pursuant to NRS 92A.300 to 92A.500, inclusive, is entitled to vote his shares for any purpose or to receive payment of dividends or any other distributions on shares. This subsection does not apply to dividends or other distributions payable to stockholders on a date before the effective date of any corporate action from which the stockholder has dissented. (Added to NRS by 1995, 2087; A 2001, 1414, 3199; 2003, 3189; 2005, 2204; 2007, 2438)

NRS 92A.390  Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger.

1.  There is no right of dissent with respect to a plan of merger or exchange in favor of stockholders of any class or series which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting at which the plan of merger or exchange is to be acted on, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held by at least 2,000 stockholders of record, unless:

(a) The articles of incorporation of the corporation issuing the shares provide otherwise; or

(b) The holders of the class or series are required under the plan of merger or exchange to accept for the shares anything except:

(1) Cash, owner’s interests or owner’s interests and cash in lieu of fractional owner’s interests of:

(I) The surviving or acquiring entity; or

(II) Any other entity which, at the effective date of the plan of merger or exchange, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held of record by a least 2,000 holders of owner’s interests of record; or

(2) A combination of cash and owner’s interests of the kind described in sub-subparagraphs (I) and (II) of subparagraph (1) of paragraph (b).

2.  There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.        (Added to NRS by 1995, 2088)

NRS 92A.400  Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.

1.  A stockholder of record may assert dissenter’s rights as to fewer than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf he asserts dissenter’s rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders.

2.  A beneficial stockholder may assert dissenter’s rights as to shares held on his behalf only if:

(a) He submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter’s rights; and

(b) He does so with respect to all shares of which he is the beneficial stockholder or over which he has power to direct the vote.  (Added to NRS by 1995, 2089)

NRS 92A.410  Notification of stockholders regarding right of dissent.

1.  If a proposed corporate action creating dissenters’ rights is submitted to a vote at a stockholders’ meeting, the notice of the meeting must state that stockholders are or may be entitled to assert dissenters’ rights under NRS 92A.300 to 92A.500, inclusive, and be accompanied by a copy of those sections.

2.  If the corporate action creating dissenters’ rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters’ rights that the action was taken and send them the dissenter’s notice described in NRS 92A.430.        (Added to NRS by 1995, 2089; A 1997, 730)

NRS 92A.420  Prerequisites to demand for payment for shares.

1.  If a proposed corporate action creating dissenters’ rights is submitted to a vote at a stockholders’ meeting, a stockholder who wishes to assert dissenter’s rights:

(a) Must deliver to the subject corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(b) Must not vote his shares in favor of the proposed action.

2.  If a proposed corporate action creating dissenters’ rights is taken by written consent of the stockholders, a stockholder who wishes to assert dissenters’ rights must not consent to or approve the proposed corporate action.

3.  A stockholder who does not satisfy the requirements of subsection 1 or 2 and NRS 92A.400 is not entitled to payment for his shares under this chapter.  (Added to NRS by 1995, 2089; A 1999, 1631; 2005, 2204)

NRS 92A.430  Dissenter’s notice: Delivery to stockholders entitled to assert rights; contents.

1.  The subject corporation shall deliver a written dissenter’s notice to all stockholders entitled to assert dissenters’ rights.

2.  The dissenter’s notice must be sent no later than 10 days after the effectuation of the corporate action, and must:

(a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

(b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

(c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter’s rights certify whether or not he acquired beneficial ownership of the shares before that date;

(d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and

(e) Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.  (Added to NRS by 1995, 2089; A 2005, 2205)

NRS 92A.440  Demand for payment and deposit of certificates; retention of rights of stockholder.

1.  A stockholder to whom a dissenter’s notice is sent must:

(a) Demand payment;

(b) Certify whether he or the beneficial owner on whose behalf he is dissenting, as the case may be, acquired beneficial ownership of the shares before the date required to be set forth in the dissenter’s notice for this certification; and

(c) Deposit his certificates, if any, in accordance with the terms of the notice.

2.  The stockholder who demands payment and deposits his certificates, if any, before the proposed corporate action is taken retains all other rights of a stockholder until those rights are cancelled or modified by the taking of the proposed corporate action.

3.  The stockholder who does not demand payment or deposit his certificates where required, each by the date set forth in the dissenter’s notice, is not entitled to payment for his shares under this chapter.  (Added to NRS by 1995, 2090; A 1997, 730; 2003, 3189)

NRS 92A.450  Uncertificated shares: Authority to restrict transfer after demand for payment; retention of rights of stockholder.

1.  The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

2.  The person for whom dissenter’s rights are asserted as to shares not represented by a certificate retains all other rights of a stockholder until those rights are cancelled or modified by the taking of the proposed corporate action.  (Added to NRS by 1995, 2090)

NRS 92A.460  Payment for shares: General requirements.

1.  Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

(a) Of the county where the corporation’s principal office is located;

(b) If the corporation’s principal office is not located in this State, in Carson City; or

(c) At the election of any dissenter residing or having its principal office in this State, of the county where the dissenter resides or has its principal office.

The court shall dispose of the complaint promptly.

2.  The payment must be accompanied by:

(a) The subject corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders’ equity for that year and the latest available interim financial statements, if any;

(b) A statement of the subject corporation’s estimate of the fair value of the shares;

(c) An explanation of how the interest was calculated;

(d) A statement of the dissenter’s rights to demand payment under NRS 92A.480; and

(e) A copy of NRS 92A.300 to 92A.500, inclusive.  (Added to NRS by 1995, 2090; A 2007, 2704)

NRS 92A.470  Payment for shares: Shares acquired on or after date of dissenter’s notice.

1.  A subject corporation may elect to withhold payment from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenter’s notice as the date of the first announcement to the news media or to the stockholders of the terms of the proposed action.

2.  To the extent the subject corporation elects to withhold payment, after taking the proposed action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The subject corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters’ right to demand payment pursuant to NRS 92A.480.  (Added to NRS by 1995, 2091)

NRS 92A.480  Dissenter’s estimate of fair value: Notification of subject corporation; demand for payment of estimate.

1.  A dissenter may notify the subject corporation in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, less any payment pursuant to NRS 92A.460, or reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his shares and interest due, if he believes that the amount paid pursuant to NRS 92A.460 or offered pursuant to NRS 92A.470 is less than the fair value of his shares or that the interest due is incorrectly calculated.

2.  A dissenter waives his right to demand payment pursuant to this section unless he notifies the subject corporation of his demand in writing within 30 days after the subject corporation made or offered payment for his shares.   (Added to NRS by 1995, 2091)

NRS 92A.490  Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.

1.  If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

2.  A subject corporation shall commence the proceeding in the district court of the county where its principal office is located. If the principal office of the subject corporation is not located in the State, it shall commence the proceeding in the county where the principal office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located. If the principal office of the subject corporation and the domestic corporation merged with or whose shares were acquired is not located in this State, the subject corporation shall commence the proceeding in the district court in Carson City.

3.  The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

4.  The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

5.  Each dissenter who is made a party to the proceeding is entitled to a judgment:

(a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the subject corporation; or

(b) For the fair value, plus accrued interest, of his after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.  (Added to NRS by 1995, 2091; A 2007, 2705)

NRS 92A.500  Legal proceeding to determine fair value: Assessment of costs and fees.

1.  The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

2.  The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

(b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

3.  If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

4.  In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

5.  This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115.  (Added to NRS by 1995, 2092)